Exhibit 10.2

Arena Pharmaceuticals, Inc. 2006 Long-Term Incentive Plan

Stock Option Grant Agreement - Director

THIS GRANT AGREEMENT (this “Agreement”), effective as of                          (the “Grant Date”), is entered into by and between Arena Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and                          (the “Grantee”).

1. Grant of Options. The Company hereby grants to the Grantee a non-qualified stock option (the “Option”) to purchase                shares of common stock of the Company, par value $0.0001 per share (the “Shares”), at the exercise price of $         per Share (the “Exercise Price”). The Option is not intended to qualify as an incentive stock option under Section 422 of the Code.

2. Subject to the Plan. This Agreement is subject to the provisions of the Arena Pharmaceuticals, Inc. 2006 Long-Term Incentive Plan (the “Plan”), and, unless the context requires otherwise, terms used herein shall have the same meaning as in the Plan. In the event of a conflict between the provisions of the Plan and this Agreement, the Plan shall control.

3. Term of Options. Unless the Option terminates earlier pursuant to the provisions of this Agreement, the Option shall expire on the tenth anniversary of the Grant Date.

4. Vesting. Except as otherwise provided in Sections 6(b) or (c) of this Agreement provided the Grantee is then a Director or, if applicable, an Employee, the Option shall become vested and exercisable on the following dates:

Vest Date	Vested Options

5. Exercise of Option

(a)  Manner of Exercise. To the extent vested, the Option may be exercised, in whole or in part, by delivering written notice to the Company in accordance with paragraph (f) of Section 8 in such form as the Company may require from time to time. Such notice shall specify the number of Shares subject to the Option as to which the Option is being exercised, and shall be accompanied by full payment of the Exercise Price of such Shares in a manner permitted under the terms of Section 5.5 of the Plan, except that payment with previously acquired Shares may only be made with the consent of the Committee. The Option may be exercised only in multiples of whole Shares and no partial Shares shall be issued.

(b)  Issuance of Shares. Upon exercise of the Option and payment of the Exercise Price for the Shares as to which the Option is exercised, the Company shall issue to the Grantee the applicable number of Shares in the form of fully paid and nonassessable Shares.

(c)  Capitalization Adjustments. The number of Shares subject to the Option and the exercise price per Share shall be equitably and appropriately adjusted as provided in Section 12.2 of the Plan.

6. Termination of Option

(a) Termination of Service Other Than Due to Death or Disability. Unless the Option has earlier terminated, the Option shall terminate in its entirety, regardless of whether the Option is vested, three (3) years after the date the Grantee ceases to be a Director or, if applicable, an Employee, for any reason other than the Grantee’s death or Disability. Except as provided below in Section 6(b) or (c), any portion of the Option that is not vested at the time the Grantee ceases to be a Director or, if applicable, an Employee, shall immediately terminate.

(b)  Death. Upon the Grantee’s death, unless the Option has earlier terminated, to the extent the Option is not fully vested the Option shall become fully vested and exercisable. The Grantee’s executor or personal representative, the person to whom the Option shall have been transferred by will or the laws of descent and distribution, or such other permitted transferee, as the case may be, may exercise the Option in accordance with paragraph (a) of Section 5, provided such exercise occurs within three (3) years after the date of the Grantee’s death or the end of the term of the Option pursuant to Section 3, whichever is earlier.

(c)  Disability. In the event that the Grantee ceases to be a Director by reason of Disability, unless the Option has earlier terminated (i) the Option shall become fully vested and exercisable and (ii) the Option may be exercised, in accordance with paragraph (a) of Section 5, provided such exercise occurs within three (3) years after the date of Disability or the end of the term of the Option pursuant to Section 3, whichever is earlier. For purposes of this Agreement, “Disability” shall mean the Grantee’s becoming disabled within the meaning of Section 22(e)(3) of the Code, or as otherwise determined by the Committee in its discretion. The Committee may require such proof of Disability as the Committee in its sole and absolute discretion deems appropriate and the Committee’s determination as to whether the Grantee has incurred a Disability shall be final and binding on all parties concerned.

(d)  Extension of Exercise Period. Notwithstanding any provisions of paragraphs (a), (b) or (c) of this Section to the contrary, if exercise of the Option following termination of service during the time period set forth in the applicable paragraph or sale during such period of the Shares acquired on exercise would violate any of the provisions of the federal securities laws (or any Company policy related thereto), the time period to exercise the Option shall be extended until the later of (i) forty-five (45) days after the date that the exercise of the Option or sale of the Shares acquired on exercise would not be a violation of the federal securities laws (or a related Company policy), or (ii) the end of the time period set forth in the applicable paragraph.

7. Change in Control; Corporate Transaction.

(a)  Effect of Change in Control on Option. In the event of a Change in Control, the Surviving Corporation or the Parent Corporation, if applicable, may assume, continue or substitute for the Option on substantially the same terms and conditions (which may include the right to acquire the same consideration paid to the stockholders of the Company pursuant to the Change in Control). In the event of a Change in Control, to the extent the Surviving Corporation or the Parent Corporation, if applicable, does not assume, continue or substitute for the Option on substantially the same terms and conditions (which may include settlement in the common stock of the Surviving Corporation or the Parent Corporation), the Option shall (i) become fully vested and exercisable immediately prior to the Change in Control if the Grantee is then a Director or, if applicable, an Employee, and (ii) terminate on the date of the Change in Control. In the event of a Change in Control, to the extent the Surviving Corporation or the Parent Corporation, if applicable, assumes or substitutes for the Option on substantially the same terms and conditions (which may include providing for settlement in the common stock of the Surviving Corporation or the Parent Corporation), if within 24 months following the date of the Change in Control the Grantee ceases to be a Director for any reason, the Option shall become fully vested and exercisable, and may be exercised by the Grantee at any time until the first anniversary of the date the Grantee ceases to be a Director or the end of the term of the Option pursuant to Section 3, whichever is earlier. For purposes of this paragraph (a) if the Company is the Surviving Corporation or the Parent Corporation, if applicable, it shall be deemed to have assumed the Option unless it takes explicit action to the contrary.

Notwithstanding the foregoing, if on the date of the Change in Control the Fair Market Value of one Share is less than the Exercise Price, then the Option shall terminate as of the date of the Change in Control, except as otherwise determined by the Committee.

(b)  Effect of Corporate Transaction on Option. In the event of a Corporate Transaction that is not a Change in Control, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume, continue or substitute for the Option on substantially the same terms and conditions (which may include the right to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction). In the event of a Corporate Transaction that is not a Change in Control, then notwithstanding Section 11 of the Plan and paragraph (a) of this Section, to the extent that the surviving corporation or acquiring corporation (or its parent company) does not assume, continue or substitute for the Option on substantially the same terms and conditions (which may include the right to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), then the Option shall (i) become fully vested and exercisable immediately prior to the Corporate Transaction if the Grantee is then an Employee or, if applicable, a Director, and (ii) terminate on the date of the Corporate Transaction.

For purposes of this Agreement, “Corporate Transaction” means (i) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or (ii) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the Shares outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise. Notwithstanding the foregoing, a “Corporate Transaction” shall not include a transaction that is effected exclusively for the purpose of changing the domicile of the Company.

(c)  Other Agreement or Plan. The provisions of this Section (including the definition of Cause), shall be superseded by the specific provisions, if any, of a written service agreement between the Grantee and the Company, or change in control severance agreement or plan covering the Grantee, to the extent such a provision in such other agreement or plan provides a greater benefit to the Grantee.

8. Miscellaneous.

(a)  No Rights of Stockholder. The Grantee shall not have any of the rights of a stockholder with respect to the Shares subject to this Option until such Shares have been issued upon the due exercise of the Option.

(b)  Nontransferability of Option. Except to the extent and under such terms and conditions as determined by the Committee, the Option shall be nontransferable otherwise than by will or the laws of descent and distribution, and during the lifetime of the Grantee, the Option may be exercised only by the Grantee or, during the period the Grantee is under a legal disability, by the Grantee’s guardian or legal representative. Notwithstanding the foregoing, the Grantee may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the Grantee’s death, shall thereafter be entitled to exercise the Option.

(c)  Severability. If any provision of this Agreement shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (i) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (ii) not affect any other provision of this Agreement or part thereof, each of which shall remain in full force and effect.

(d)  Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, other than its conflict of laws principles.

(e)  Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(f)  Notices. All notices required or permitted under this Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by registered or certified mail, postage prepaid. Notice by mail shall be deemed delivered on the date on which it is postmarked.

Notices to the Company should be addressed to:

Arena Pharmaceuticals, Inc.

6150 Nancy Ridge Drive

San Diego, California 92121

Attention:  Chief Financial Officer

With a copy to:  General Counsel

Notice to the Grantee should be addressed to the Grantee at the Grantee’s address as it appears on the Company’s records.

The Company or the Grantee may by writing to the other party, designate a different address for notices.

If the receiving party consents in advance, notice may be transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties. Such notices shall be deemed delivered when received.

(g)  Agreement Not a Contract.  This Agreement (and the grant of the Option) is not a service contract, and nothing in the Option shall be deemed to create in any way whatsoever any obligation on Grantee’s part to continue as a Director, or of the Company to continue Grantee’s service as a Director.

(h)  Entire Agreement; Modification. This Agreement and the Plan contain the entire agreement between the parties with respect to the subject matter contained herein and may not be modified, except as provided in the Plan or in a written document signed by each of the parties hereto, and may be rescinded only by a written agreement signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Grant Date.

ARENA PHARMACEUTICALS, INC.

By:

Grantee